EXHIBIT 10.5

The Hain Celestial Group, Inc.

221 River Street, 12th Floor, Hoboken, NJ 07030 | phone: +1 (516) 587-5000 | www.hain.com

_____________________________________________________________________________________________

May 8, 2025

Alison E. Lewis

Dear Alison:

We are pleased to offer employment to you as Interim President and Chief Executive Officer of The Hain Celestial Group, Inc. (“Hain Celestial” or the “Company”).

1.
Term of Employment. As we have discussed, your employment will commence on May 7, 2025 (the “Start Date”) and shall continue until the earliest to occur of: (a) the date on which a permanent President and Chief Executive Officer commences employment with the Company (the “New CEO Commencement Date”), (b) the one-year anniversary of the Start Date, (c) your resignation of employment or (d) the termination of your employment by the Company for any reason (the first to occur of the foregoing, the “Separation Date”). Your employment is terminable by you or the Company at any time (for any reason or for no reason).
2.
Position and Duties. In your capacity as Interim President and Chief Executive Officer, you will report directly to the Board of Directors of the Company (the “Board”). You will have general supervision over the business of the Company and will perform all duties, and have the authority, incident to the office of Interim President and Chief Executive Officer and such other duties consistent with your position as may from time to time be assigned to you by the Board. Except with the prior written consent of the Board, you will not, while employed by the Company, undertake or engage in any other employment, occupation, or business enterprise that would interfere with your duties and responsibilities, except for reasonable time devoted to (a) volunteer services for or on behalf of such religious, educational, non-profit, and/or other charitable organization as you may wish to serve, and (b) activities in the non-profit and business communities consistent with your duties. Membership on any outside board, with the exception of the board for a non-profit organization, whether new or continuing, will be subject to written approval of the Board. You will remain a member of the Board, and the Company will use its reasonable best efforts to cause you to be nominated for re-election to the Board if your term on the Board would otherwise expire during your employment term. If the Separation Date occurs as a result of your resignation or due to your termination by the Company other than for Cause (as defined below), in each case prior to the New CEO Commencement Date, you will continue to serve as a member of the Board following the Separation Date unless otherwise agreed between you and the Company. In the unlikely event the Separation Date occurs due to your termination by the Company for Cause as determined by the Board, you shall be deemed to have immediately resigned from and you agree to take such action as may be necessary or desirable to effectuate such resignation, including executing a letter of resignation.
3.
Base Salary. Your monthly base salary will be $100,000 (less required withholdings and elected deductions) and will be paid in accordance with the Company’s payroll practices. As of the Start Date and during the term of your employment, you will no longer receive your current Board compensation for non-employee directors.
4.
Equity Award. Subject to approval by the Compensation Committee of the Board, the Company will grant you an award of restricted share units (“RSUs”) with respect to shares of the Company’s common stock, $0.01 par value (such stock, the “Common Stock” and such award, the “RSU Award”), under the Company’s 2022 Long Term Incentive and Stock Award Plan. The RSU Award

shall (a) have a grant date fair value of approximately $900,000 (with the number of RSUs granted calculated using the closing price of the Company’s Common Stock on the Nasdaq Stock Market LLC on the Start Date and rounded down to the nearest whole restricted share unit), (b) vest on the one-year anniversary of the Start Date, and (c) be subject to the terms of an award agreement to be entered into by and between you and the Company (the “RSU Award Agreement”).
5.
Termination Protection. If (a) Hain Celestial terminates your employment without Cause (as defined below), (b) your employment terminates due to a permanent President and Chief Executive Officer commencing employment, or (c) you terminate your employment for Good Reason (as defined below)following a Change in Control (as defined in the RSU Award Agreement), in addition to any accrued but unpaid base salary due to you in connection with such termination, a pro rata portion of the RSU Award (based on the number of days from the Start Date to the Separation Date) shall accelerate and fully vest as of such Separation Date subject to the execution, within 21 (or 45, if applicable) days following your termination, and non-revocation of a separation agreement and release of claims in a form satisfactory to the Company, including an acknowledgment of the continued effectiveness of your post-employment restrictive covenants and other obligations to the Company, including those set forth in the Confidentiality Agreement (as defined below). For purposes of this letter, the terms “Cause” and “Good Reason” shall have the following meanings:
•
“Cause” means the following grounds for termination of employment: (i) you are convicted of a felony or enter a plea of guilty or nolo contendere with respect thereto; (ii) your continuous failure to substantially perform your reasonably assigned duties for the Company or any subsidiary (other than a failure resulting from your incapacity due to physical or mental illness), which failure has continued for a period of at least thirty (30) days after a written notice of demand for substantial performance, signed by a duly authorized member of the Board, has been delivered to you specifying the manner in which you have failed substantially to perform; (iii) you engage in actual or attempted theft or embezzlement of Company assets; (iv) you engage in conduct that is materially harmful to the public reputation of the Company or any subsidiary, other than conduct required by law or regulation; (v) you engage in any act of dishonesty, fraud, or immoral or disreputable conduct; (vi) you engage in willful misconduct in the performance of your duties, or materially violate any Company policy or code of conduct (including, without limitation, with respect to harassment); (vii) you materially breach any covenant or condition of this letter or any other agreement between the parties including without limitation the Confidentiality Agreement or any other agreement containing provisions relating to confidentiality, assignment of inventions, non-competition, non-solicitation / non-interference, or non-disparagement, or (viii) you breach your fiduciary duty to the Company or any subsidiary.
•
“Good Reason” means, following a Change in Control, the occurrence (without your prior express written consent) of any one of the following acts by the Company (or the successor in a Change in Control): (i) a material diminution in your position, duties, authority or responsibilities; or (ii) notification that you are required to relocate your residence. You will not have Good Reason for termination unless you notify the Company in writing of the occurrence of the Good Reason condition and terminate your employment within 60 days of such occurrence.

6.
Business Expenses. During the term of your employment, the Company shall reimburse you for business expenses, including travel, that are reasonable and necessary for you to perform, and were incurred by you in the course of the performance of, your duties pursuant to this letter and in accordance with the Company’s expense reimbursement policies.
7.
Employee Benefits. The Company’s group health insurance benefit plan provides for participation by new employees on the first calendar day of the month following your Start Date. Additionally, as soon as practicable but no later than the first calendar day of the month following completion of 30 days of employment, you will be eligible to participate in the Hain Celestial 401(k) Retirement Plan.

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8.
Vacation. You will be entitled to up to four weeks of annual paid vacation and other personal leave in accordance with Company policy, which shall be subject in all respects to the terms and conditions of the Company’s paid time off policies, as may be in effect from time to time.
9.
Confidentiality. Simultaneously with the execution of this letter, you will enter into the Confidentiality, Non-Interference, and Invention Assignment Agreement in the form attached hereto as Exhibit A (the “Confidentiality Agreement”), which will become effective on the Start Date. The Confidentiality Agreement includes the Company’s standard requirements relating to non-competition, non-solicitation, non-disparagement and confidentiality.
10.
No Conflicts. You have advised us that you are not a party to or restricted by an agreement with a previous employer that would interfere with or impair in any way your ability to perform the duties of your position with Hain Celestial as described in this letter. It is a condition of your employment with Hain Celestial that you refrain from using or disclosing any proprietary information or trade secrets of any previous employer in the course of your employment with Hain Celestial.
11.
At-Will Employment. This letter does not constitute a guarantee that your employment will continue for any period of time or any specific treatment. Your employment with us is “at-will” and is therefore terminable by either Hain Celestial or you without Cause, notice or liability except as set forth in paragraph 5 above. Your continued employment is subject to, among other things, your satisfactory completion of your job responsibilities and your compliance with Hain Celestial’s policy requirements.
12.
Section 409A. This letter and the Company’s obligations hereunder are intended to comply with or otherwise be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and rulings thereunder (collectively, “Section 409A”), to the extent applicable, and shall be so construed. Notwithstanding anything in this letter to the contrary, payments of “nonqualified deferred compensation” subject to Section 409A may only be made under this letter upon an event and in a manner permitted by Section 409A, to the extent applicable. For purposes of Section 409A, all payments of “nonqualified deferred compensation” subject to Section 409A to be made upon the termination of your employment under this letter may only be made upon a “separation from service” under Section 409A. Each payment made under this letter shall be treated as a separate payment and the right to a series of installment payments under this letter is to be treated as a right to a series of separate payments. In no event shall you, directly or indirectly, designate the calendar year of payment with respect to any amount that is “nonqualified deferred compensation” subject to Section 409A. If you are considered a “specified employee” (as defined under Section 409A) and payment of any amounts under this letter is required to be delayed for a period of six months after separation from service pursuant to Section 409A, payment of such amounts shall be delayed as required by Section 409A, and the accumulated postponed amounts shall be paid in a lump-sum payment within five days after the end of the six month period. If you die during the postponement period prior to the payment of benefits, the amounts postponed on account of Section 409A shall be paid to the personal representative of your estate within 60 days after the date of your death.
13.
Arbitration. To the fullest extent permitted by applicable law, any disputes arising out of or related to this letter shall be settled solely and exclusively by binding arbitration in Walton County, Florida. Such arbitration shall be conducted before a single impartial arbitrator jointly selected by you and the Company and shall be administered by JAMS pursuant to its employment arbitration rules then in effect (the “Rules”). In any arbitration, any and all claims shall be arbitrated only on an individual basis, and not on a class, collective, or multiple-party basis. You and the Company expressly waive any right to arbitrate as a class representative, as a class member, or in a collective action, and there shall be no joinder or consolidation of parties. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this paragraph 13 shall be construed as (a) precluding the bringing of an action for injunctive relief or other equitable relief in the United States District Court for the Northern District of Florida or any state court located in Walton County, Florida or (b) compelling arbitration of claims that, by applicable law, cannot be compelled to arbitration, in which event such claims shall be brought exclusively in the United States District Court for the Northern District of Florida or any state court located in Walton County, Florida.

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The arbitrator will be required to administer the arbitration pursuant to the Rules and issue an award, in writing, within thirty (30) days of the arbitration hearing, which award must contain a summary of the issues in controversy, and a description of the award issued. The arbitrator may not modify or change this letter in any way, but may award damages, and/or other relief, only to the extent then permitted under applicable federal, state or local statutes. Any controversy over whether a dispute is an arbitrable dispute or as to the scope, validity, interpretation or enforceability of this paragraph 13 with respect to such arbitration shall be determined by the arbitrator, and not by a court or any other governmental body. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court of competent jurisdiction. Unless otherwise prohibited or required by law, any arbitration proceeding (including the nature and substance of all claims, defenses, information, materials, discovery, witness testimony, motions, and post-hearing submissions) shall be strictly confidential and such proceeding shall be identified to JAMS as a confidential proceeding. Each party shall pay the fees of its attorneys, the expenses of its witnesses, and any other costs and expenses that the party incurs in connection with the arbitration; provided that an arbitrator may award attorneys’ fees to the prevailing party, if the arbitrator determines in its sole discretion that such an award is equitable. All other costs of the arbitration, including the fees of the arbitrator and administrative fees, shall be paid by the Company; provided that you shall be responsible for paying any JAMS initiation/filing fee with respect to any claims initiated by you.
14.
Indemnification; D&O Coverage. The Company shall at all times maintain directors’ and officers’ liability insurance under which you shall be covered on a basis that is no less favorable than the coverage provided to any director or officer of the Company, and the Company shall otherwise indemnify you to the fullest extent permitted by applicable law, whether under the Company’s governing documents or otherwise. The Company will pay, as incurred, any reasonable expenses (including fees and disbursements of legal counsel) incurred by you in defending any civil, criminal or administrative proceeding, including any investigation, that may result in an indemnifiable cost or loss, subject to your obligation to repay any such amount if it is subsequently determined that you were not entitled to indemnification pursuant to this paragraph 14, an applicable indemnity agreement, the governing instruments of the Company, an insurance policy, or otherwise.
15.
Prior Agreements. This letter supersedes all prior or contemporaneous agreements, understandings, negotiations, or representations, whether oral or written, express or implied, on this subject. This letter may not be modified or amended except by a specific, written arrangement signed by you and the Chair of the Board or an authorized officer of Hain Celestial. The terms of this letter shall be governed by Florida law.
16.
Counterparts. This letter may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Please acknowledge your acceptance of these terms by your signature below. Afterwards, kindly return the signed letter to me and keep a copy for your records.

THE HAIN CELESTIAL GROUP, INC.

/s/ Dawn M. Zier

Dawn M. Zier

Chair of the Board

Accepted: /s/ Alison E. Lewis

Alison E. Lewis

Date: May 8, 2025

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Exhibit A

Confidentiality Agreement

CONFIDENTIALITY, NON-INTERFERENCE, AND
INVENTION ASSIGNMENT AGREEMENT

This CONFIDENTIALITY, NON-INTERFERENCE, AND INVENTION ASSIGNMENT AGREEMENT (this “Agreement”) is made and entered into by the individual named on the signature page hereto (“Employee”) for the benefit of The Hain Celestial Group, Inc., a Delaware corporation, and its subsidiaries and affiliates (collectively, the “Company”). This Agreement will become effective upon the Start Date (as defined in the offer letter between the Company and Employee, dated as of May 8, 2025), and in the event the Start Date does not occur, this Agreement shall be void ab initio and of no force or effect and neither the Company nor Employee shall have any rights or obligations hereunder.

In consideration of Employee’s commencement of employment with the Company on the Start Date and remuneration received thereunder, and Employee’s receipt of the compensation paid to Employee by the Company, the receipt and sufficiency of which are mutually acknowledged, Employee agrees as follows:

Section 1.
Confidential Information.
(a)
Company Information. Employee acknowledges that, during the course of Employee’s employment, Employee will have substantial access to, be provided with and inevitably will use confidential and proprietary information of the Company. In recognition of the foregoing, Employee agrees that, at all times during the Employment Period and thereafter, to hold in confidence, and not to use or to disclose to any Person without written authorization of the Company, for any reason or purpose whatsoever except as may be required in the ordinary course of performing Employee’s duties as an employee of the Company, any Confidential Information that Employee obtains or creates. Employee understands that “Confidential Information” means information in spoken, printed, electronic, or any other form or medium, that is not generally known publicly and is owned or maintained by the Company and/or has been acquired, developed, discovered or compiled by the Company at its great effort and expense, and that the Company wishes to maintain as confidential, that has value in or to the business of the Company. Employee understands that:
(i)
Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products or services, research, or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, business records, customer lists or compilations, terms of customer agreements, supplier or service information, pricing or cost information, marketing information, future products and strategies or plans, ideas, business opportunities, inventions, creations, enhancements, business operation information, financial information or personnel data, designs, drawings or inspections of premises, parts, equipment, or other Company property, any formula, recipe, manufacturing process, pattern, device and/or compilation of information that is used in the Company’s business and that gives the Company an advantage over its competitors, or other information regarding the Company’s products or services, markets, customers (including, but not limited to, customers of the Company on whom Employee called or with whom Employee may become acquainted during the Employment Period), software, processes, formulas, product specifications, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, policies, training manuals and similar materials used by the Company in conducting its business operations, potential business combinations, and other business information disclosed by the Company either directly or indirectly, in writing, electronically or orally, and other confidential or proprietary information created, used and/or obtained by Employee in the course of Employee’s employment with the Company;
(ii)
Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Company or to Employee in the course of the Company’s business subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes;
(iii)
Confidential Information also includes other information of any existing or prospective customer or of any other Person that has entrusted information to the Company in confidence. Employee acknowledges that all Confidential Information is the sole and exclusive property of the Company. Employee further acknowledges that the Company’s communication systems (such as email and voicemail) are maintained to assist in the conduct of the Company’s business and that such systems and data exchanged or stored thereon are Company property; and
(iv)
notwithstanding the foregoing, Confidential Information shall not include any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by Employee or others who were under confidentiality obligations as to the item or items involved.
(b)
Former Employer Information. Employee represents and warrants that Employee is not a party to any non-competition agreement or other contractual limitation that would interfere with or hinder Employee’s ability to undertake the obligations and expectations of employment with the Company. Employee represents that Employee’s performance of all of the terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by Employee in confidence or trust prior to the commencement of Employee’s employment with the Company, and Employee will not disclose to the Company, or induce the Company to use, any developments, or confidential information or material Employee may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer. If any prior employer asserts a claim that Employee’s employment with the Company violates any contractual obligations owed by Employee, or that Employee has otherwise committed a breach of any contractual or other duty to a prior employer, the Company may immediately terminate Employee’s employment. In the event of such a claim, the Company is not obligated to indemnify Employee for any damages or to provide a defense against such claims.
(c)
Permitted Disclosure. This Agreement does not limit or interfere with Employee’s right, without notice to or authorization of the Company, to communicate and cooperate in good faith with any self-regulatory organization or federal, state, or local governmental agency, commission, or entity (collectively, a “Government Entity”) for the purpose of (i) reporting a possible violation of any federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Entity, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Entity, provided that in each case, such communications, participation, and disclosures are consistent with applicable law. Additionally, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Employee files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Employee may disclose the trade secret to the Employee’s attorney in such lawsuit and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. All disclosures permitted under this Section 1(c) are hereinafter referred to as “Permitted Disclosures.” Notwithstanding the foregoing, under no circumstance will Employee be authorized to disclose any Confidential Information as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of Company’s Chief Legal Officer or other authorized officer designated by the Company.
Section 2.
Developments.

All inventions, improvements, trade secrets, reports, manuals, computer programs, systems, educational and sales materials or other publications, and other ideas and materials developed or invented by Employee, including all tangible work product derived therefrom, during the Employment Period, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company, which result from or are suggested by any work Employee may do for the Company, or which result from use of the Company’s premises or the Company’s or its customers’ property (collectively, the “Developments”) shall be the sole and exclusive property of the Company. Employee hereby assigns to the Company Employee’s entire right and interest in any such Developments. Employee agrees to promptly and fully disclose to the Company all Developments. At the request of the Company, Employee will, during and after the term of this Agreement, without charge to the Company but at the expense of the Company, assist the Company in any reasonable way to vest in the Company title to all such Developments, and to obtain any related patents, trademarks, or copyrights in all countries throughout the world. Employee will execute and deliver assignments and any other documents that the Company may reasonably request in connection with such assistance.

This Section 2 does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee’s own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Employee for the Company.

Section 3.
Returning Company Documents and Equipment.

At the time of the termination of Employee’s employment with the Company for any reason (or earlier if so requested), Employee will promptly deliver to the Company (and will not keep in Employee’s possession, recreate, copy, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, computer equipment, electronic equipment, mobile phones, and other property in Employee’s possession or control, created or received by Employee in connection with Employee’s employment or otherwise belonging to the Company (excluding documents related only to Employee’s compensation and employee benefits). Any property situated on the Company’s premises and owned by the Company (or any other member of the Company), including USB flash drives and other storage media, filing cabinets, and other work areas, is subject to inspection by the Company at any time with or without notice. Furthermore, at the time of termination, Employee will return all property of the Company in proper working order without any modification to device or data contained within it, and will provide all passwords or passcodes needed for the Company to access any electronic devices.

Section 4.
Restrictions on Interfering.
(a)
Non-Competition. During the Employment Period and the Post-Termination Restricted Period, Employee shall not, without the express written consent of the Chairperson of the Corporate Governance and Nominating Committee of the Company’s Board of Directors (the “Governance Committee”), directly or indirectly, individually or on behalf of any Person, whether for compensation or otherwise, engage in any Competitive Activities in any jurisdiction in which the Company engages in business and in relation to which Employee has had a material influence or material involvement, or obtained material Confidential Information.
(b)
Non-Interference. During the Employment Period and the Post-Termination Restricted Period, Employee shall not, without the express written consent of the Chairperson of the Governance Committee, directly or indirectly, individually or on behalf of any Person, engage in Interfering Activities.
(c)
Non-Disparagement. At all times during the Employment Period and thereafter, Employee shall not, directly or indirectly, individually or on behalf of any Person, induce or encourage others to make, publish, or communicate to any Person, any disparaging or defamatory comments regarding the Company, its businesses, its products or its services, or any of the Company’s current or former directors, officers, or employees. However, nothing in this Section 4(c) shall prevent Employee from making a Permitted Disclosure as defined in Section 1(c).
(d)
Definitions. For purposes of this Agreement:
(i)
“Business Relation” shall mean any current or prospective customer, vendor, supplier or other business relation of the Company, or any such relation that was a customer, vendor, supplier, or other business relation within the prior twelve (12)-month period, in each case, with whom Employee, or persons reporting to Employee, had personal contact or dealings during the Employment Period.
(ii)
“Competitive Activities” shall mean any activity in which the Employee directly or indirectly, in whole or in part, as an employee, employer, owner, operator,

manager, advisor, consultant, agent, representative, partner, member, director, stockholder, officer, volunteer, intern, or any other similar position in a capacity similar to the position held by Employee with the Company, on behalf of or in association with a business engaged in the same or similar business as the Company, including, without limitation, any business activity related to the research, development, production, marketing, sale, or distribution of consumer goods or products that are the same as or substantially similar to the consumer goods or products then being, or that at any time in the prior twelve (12) months were being researched, developed, produced, marketed, sold or distributed by the Company, including but not limited to organic and natural products sold through specialty and natural food distributors, supermarkets, natural foods stores, mass-market and e-commerce retailers, food service channels, and club, drug, and convenience stores (the “Business”). Notwithstanding the foregoing, Competitive Activities are limited to such segments of the Company’s Business for which Employee had responsibility or about which Employee learned Confidential Information during the last two (2) years of the Employment Period. Competitive Activities does not include purchasing or owning not in excess of three percent (3%) of the publicly traded securities of any corporation, or purchasing or owning stock, partnership interests, or other securities of any entity not in excess of three percent (3%) of any class of such securities, provided that such ownership represents a passive investment and Employee is not a controlling person of, or a member of a group that controls, such corporation.
(iii)
“Employment Period” shall mean the period of Employee’s employment with the Company.
(iv)
“Interfering Activities” shall mean, directly or indirectly, (A) Soliciting, encouraging, enticing, causing, or inducing, or in any manner attempting to Solicit, encourage, entice, cause, or induce, any Person employed by, or providing consulting services or independent contractor services to, the Company and with whom Employee had material contact (meaning an employee whom the Employee supervised, worked closely with, or directly reported to) within the last two (2) years of the Employment Period or about whom Employee had Confidential Information during the Employment Period to terminate such Person’s employment or services (or in the case of a consultant or independent contractor, materially reducing such services) with the Company, or to work for a third party other than the Company, without the prior written consent of the Company; or (B) hiring or engaging any Person who was employed by, or providing consulting or independent contractor services to, the Company within the six (6)-month period prior to the date of such hiring or engagement, and with whom Employee had material contact (meaning an employee whom the Employee supervised, worked closely with, or directly reported to) within the last two (2) years of the Employment Period or about whom Employee had Confidential Information during the Employment Period; or (C) Soliciting, encouraging, calling upon, directing, diverting, influencing, or inducing, or in any manner attempting to Solicit, encourage, call upon, direct, divert, influence, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company, or in any way interfering with the relationship between any such Business Relation and the Company, including by convincing any such Business Relation to change or alter the terms of its existing or prospective contractual terms and conditions with the Company; or (D) on behalf of or in association with any Person, accepting business from a Business Relation in competition with the Business of the Company.

(v)
“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.
(vi)
“Post-Termination Restricted Period” shall mean the period commencing on the date of the termination of the Employee’s employment with the Company for any reason, and ending on the date that is one (1) year following such date of termination.
(vii)
“Solicit,” Soliciting,” or “Solicitation” shall mean any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages, or requests any Person to take or refrain from taking any action.
Section 5.
Reasonableness of Restrictions.

Employee acknowledges and recognizes the highly competitive nature of the Company’s business, and agrees that access to Confidential Information renders Employee special and unique within the Company’s industry, and that Employee will have the opportunity to develop substantial relationships of confidence, trust and goodwill with existing and prospective employees, customers, vendors, suppliers, and/or business partners of the Company during the course of and as a result of Employee’s employment with the Company. In light of the foregoing, Employee recognizes and acknowledges that the restrictions and limitations set forth in this Agreement are reasonable and valid in geographic and temporal scope and in all other respects and are essential to protect the value of the Business, goodwill and assets of the Company. Employee further acknowledges that the Company competes worldwide, and that Employee’s access to Confidential Information, including trade secrets, and the relationships Employee builds during Employee’s employment make it necessary for the Company to restrict Employee’s post-employment activities in any market in which the Company competes, and in which Employee’s access to Confidential Information and the relationships Employee builds during Employee’s employment could be used to the detriment of the Company. Employee further acknowledges that the restrictions and limitations set forth in this Agreement will not materially interfere with Employee’s ability to earn a living following the termination of Employee’s employment with the Company.

Section 6.
Independence; Severability; Blue Pencil.

Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable in any respect, the same shall not affect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, the court making such determination shall have the power to modify the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable. Such modification will apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

Section 7.
Remedies.

Employee expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Agreement may result in substantial, continuing, and irreparable injury to the Company, monetary relief would not compensate for such breach, and damages arising out of such a breach may be difficult to ascertain. Therefore, Employee agrees that, in addition to any other remedy that may be available to the Company, the Company has the right to seek temporary, preliminary, and/or or permanent injunctive relief, specific performance, or other equitable relief from any court of competent jurisdiction in the event of any breach or threatened breach of the terms of this Agreement, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The Company may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy. In addition, in the event of a breach by the Employee of any provision of this Agreement, the Company shall be entitled to the cessation of payment of any unpaid severance benefits and/or to seek repayment of any severance benefits paid to the Employee pursuant to any severance benefit agreement, plan, or program of the Company, as may be legally permissible. Notwithstanding any other provision to the contrary, the Post-Termination Restricted Period shall be tolled during any period of violation of any of the covenants in Section 4 of this Agreement.

Section 8.
Cooperation.

Following any termination of Employee’s employment, Employee will continue to provide reasonable cooperation to the Company and its counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during the Employment Period in which Employee was involved or of which Employee has knowledge. As a condition of such cooperation, the Company shall reimburse Employee for reasonable out-of-pocket expenses incurred at the request of the Company with respect to Employee’s compliance with this Section 8. In the event Employee is subpoenaed by any person or entity (including, but not limited to, any Government Entity) to give testimony or provide documents (in a deposition, court proceeding, or otherwise), that in any way relates to Employee’s employment by the Company, Employee will give prompt notice of such subpoena to the Company and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. Nothing in this Section 8 shall limit Employee’s right to make Permitted Disclosures as provided in Section 1(c).

Section 9.
General Provisions.
(a)
GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS, AND TO APPLICABLE FEDERAL LAW. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN

CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT. THE PARTIES AGREE THAT ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF FLORIDA, AND THE PARTIES AGREE TO THE PERSONAL JURISDICTION THEREOF. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY OBJECTION THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION IN SUCH COURT(S), AND FURTHER IRREVOCABLY WAIVE ANY CLAIM THEY MAY NOW OR HEREAFTER HAVE THAT ANY SUCH ACTION BROUGHT IN SUCH COURT(S) HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(b)
Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and Employee relating to the subject matter herein and supersedes all prior and contemporaneous negotiations, discussions, correspondence, communications, understandings, agreements, representations, promises, and any other statements, both written and oral, between the parties relating to the subject matter of this Agreement, except for any agreement between the Company and Employee addressing the use of confidential information or competitive activities post-employment which agreements shall remain in full force and effect. The failure of either the Company or Employee, whether purposeful or otherwise, to exercise in any instance any right, power, or privilege under this Agreement or under law shall not constitute a waiver of the same or any other right, power, or privilege in any other instance. Any waiver or modification by the Company or by Employee must be in writing and signed by either Employee, if Employee is seeking to waive any of Employee’s rights under this Agreement, or by the Chief Legal Officer of the Company, if the Company is seeking to waive any of its rights under this Agreement. Any subsequent change or changes in Employee’s duties, obligations, rights, or compensation will not affect the validity or scope of this Agreement.
(c)
Successors and Assigns. This Agreement will be binding upon Employee’s heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. This Agreement may be assigned by the Company without Employee’s consent to any subsidiary or affiliate of the Company as well as to any purchaser of all or substantially all of the assets or business of the Company, whether by purchase, merger, or other similar corporate transaction. Employee’s obligations under this Agreement may not be delegated, and Employee may not assign or otherwise transfer this Agreement or any part hereof. Any purported assignment by Employee shall be null and void from the initial date of purported assignment. This Agreement is for the sole benefit of the Company and the Employee and their respective successors and permitted assigns and not for the benefit of, or enforceable by, any third party.
(d)
Acknowledgment. Employee acknowledges that Employee has had adequate time to consider the terms of this Agreement, has knowingly and voluntarily entered into this Agreement and has been advised by the Company to seek the advice of independent counsel prior to reaching agreement with the Company on any of the terms of this Agreement. No rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement.

(e)
Survival. The provisions of this Agreement shall survive the termination of Employee’s employment with the Company and/or the assignment of this Agreement by the Company to any successor in interest or other assignee.
(f)
Section Headings. Section and subsection headings are inserted for convenience only and shall not limit, expand, or alter the meaning or interpretation of this Agreement.

[Signature Page Follows]

Employee has executed this Agreement on the date set forth below.

EMPLOYEE

/s/ Alison E. Lewis
Alison E. Lewis

Print Name: ALISON LEWIS

Date: May 8, 2025